Exhibit 8.1

Subsidiaries and Affiliated Entities of Registrant

Shenzhen Vande Technology Co., Limited

Guo Gangtong Trade (Shenzhen) Co., Ltd

Wunong Technology (Shenzhen) Co., Ltd

Meiwu Catering Chain Management (Shenzhen) Co., Ltd

Wunong Technology (Liaoning) Co., Ltd

Wude Agricultural Technology (Shanghai) Co., Ltd;

Baode Supply Chain (Shenzhen) Co., Ltd

Wunong Technology (Shaanxi) Co., Ltd